SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                   Act of 1934

Filed by the Registrant   /X/

Filed by a Party other than the Registrant   / /


Check the appropriate box:

/X/  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec 240.14(a)-12


                            Serologicals Corporation
------------------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                            Serologicals Corporation
------------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11

     1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

------------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------
     5) Total fee paid:

------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     4) Date Filed:

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

                            SEROLOGICALS CORPORATION

                       780 Park North Boulevard, Suite 110
                            Clarkston, Georgia 30021

                                   ___________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1997

                                   ___________

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Serologicals Corporation (the "Corporation") will be held at 9:00 A.M., local time, on May 20, 1997, at the Grand Hyatt Atlanta, Peachtree Street and Piedmont Avenue, Atlanta, Georgia, for the following purposes:

1. To elect two directors of the Corporation to hold office until the Annual Meeting of Stockholders occurring in 2000 and until the election and qualification of their respective successors;

2. To vote upon a proposal to amend the Corporation's Amended and Restated Certificate of Incorporation to increase the authorized common stock, $.01 par value per share, of the Corporation from 30,000,000 shares to 50,000,000 shares;

3. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Corporation for the 1997 fiscal year; and

4. To transact such other business as may properly come before the meeting.

     Only holders of record of the Corporation's Common Stock at the close of business on March 31, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such Stockholders may vote in person or by proxy.

     STOCKHOLDERS WHO FIND IT CONVENIENT ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU ARE NOT ABLE TO DO SO AND WISH THAT YOUR STOCK BE VOTED, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                              By Order of the Board of Directors,

                              F. Janey Christine

                              Secretary

Dated: March 14, 1997

                               PRELIMINARY COPY

                            SEROLOGICALS CORPORATION

                       780 Park North Boulevard, Suite 110
                            Clarkston, Georgia 30021

                                   ___________

                                 PROXY STATEMENT

                                   ___________

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Serologicals Corporation (the "Corporation") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") of the Corporation to be held at 9:00 A.M., local time, May 20, 1997, at the Grand Hyatt Atlanta, Peachtree Street and Piedmont Avenue, Atlanta, Georgia and at any adjournments thereof. The purposes of the meeting are:

          1. To elect two directors of the Corporation to hold office until the Annual Meeting of Stockholders occurring in 2000 and until the election and qualification of their respective successors;

          2. To vote upon a proposal to amend the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the authorized common stock, $.01 par value per share, of the Corporation from 30,000,000 shares to 50,000,000 shares;

          3. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Corporation for the 1997 fiscal year; and

          4. To transact such other business as may properly come before the meeting.

     If proxy cards in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (i) for the election as directors of the nominees of the Board of Directors named below, (ii) for the approval of the amendment to the Certificate of Incorporation, (iii) for ratification of Arthur Andersen LLP as independent auditors for the 1997 fiscal year, and (iv) in the discretion of the persons named in the proxy card on any other proposals to properly come before the meeting or any adjournment thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Corporation, or by the vote of a stockholder cast in person at the meeting. The approximate date of mailing of this Proxy Statement is April 15, 1997.
All share and price amounts herein reflect the Corporation's 3-for-2 stock split paid February 28, 1997 to stockholders of record on February 10, 1997.

                                     VOTING

     Holders of record of the Corporation's Common Stock on March 31, 1997 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, there were ____________ shares of Common Stock outstanding and entitled to vote, and a majority, or ______________ of these shares, will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including the election of directors.

     Directors are elected by a plurality of votes cast. The favorable vote of a majority of the outstanding shares of stock entitled to vote thereon is necessary to approve the amendment to the Certificate of Incorporation. The favorable vote of a majority of the votes cast at the meeting is necessary to ratify Arthur Andersen LLP as independent auditors. Abstentions are counted as a vote against the proposal being considered, except for the election of directors as to which they will have no effect. Broker non-votes are counted as a vote against the proposal to amend the Certificate of Incorporation but will have no effect on the outcome of the election of directors or in the ratification of Arthur Andersen LLP as independent auditors. The Board of Directors recommends a vote FOR each of the nominees named below, FOR the amendment to the Certificate of Incorporation and FOR the ratification of Arthur Andersen LLP as independent auditors.

                 INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

     Two directors are to be elected at the Annual Meeting. The Board of Directors has recommended the persons named in the table below as nominees for election as directors. Both such persons are presently directors of the Corporation. Unless otherwise specified in the accompanying proxy, the shares voted pursuant to it will be voted for the persons named below as nominees for election as directors. If, for any reason, at the time of the election any of the nominees should be unable or unwilling to accept election, it is intended that such proxy will be voted for the election, in such nominee's place, of a substitute nominee recommended by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director and the nominees have each agreed to serve if elected.

     The Board currently consists of six members and is divided into three classes. The following information is derived from information supplied by the nominees and directors and is presented with respect to the nominees for election as directors of the Corporation in Class 2 to serve for a term of three years and until the election and qualification of their respective successors, and for the directors in Classes 3 and 1 whose terms expire at the annual meeting of stockholders occurring in 1998 and 1999, respectively, and until the election and qualification of their respective successors.

                NOMINEES FOR DIRECTOR WHOSE TERM EXPIRES IN 2000

(CLASS 2)

                                                       Has Been a
                                                     Director of the
             Name of Nominee              Age      Corporation Since
             ------------------           ---      -----------------
              James L. Currie             60              1989
              Samuel A. Penninger, Jr.    55              1983


                         DIRECTORS WHOSE TERM OF OFFICE
                     WILL CONTINUE AFTER THE ANNUAL MEETING

Directors Whose Term Expires in 1998 (CLASS 3)

                                                       Has Been a
                                                     Director of the
             Name of Nominee              Age      Corporation Since
             ------------------           ---      -----------------
             Harold J. Tenoso, Ph.D.      58              1993
             George M. Shaw, M.D., Ph.D.  43              1993


Directors Whose Term Expires in 1999 (CLASS 1)

                                                       Has Been a
                                                     Director of the
             Name of Nominee              Age      Corporation Since
             ------------------           ---      -----------------
             Matthew C. Weisman           55              1992
             Lawrence E. Tilton           61              1996


 James L. Currie has been a director of the Corporation since December 1989. In 1985, Mr. Currie organized Essex Venture Partners, a venture capital fund, and has served as its Managing General Partner since that time. Mr. Currie also serves as a director of Ethical Holdings, Limited, a publicly-held pharmaceutical company, and Parexel International Corp., a publicly-held clinical trials company, and as General Partner of The Woodlands/Essex Venture Fund III, L.P., a venture capital fund.

 Samuel A. Penninger, Jr. has served as Chairman of the Board of Directors of the Corporation since March 1993, and from March 1983 until March 1993 he served as President and as a director of the Corporation. Mr. Penninger founded the Corporation in 1971. He has served as a director of the American Blood Resource Association and is a member of the American Association of Blood Banks.

 Harold J. Tenoso, Ph.D. has served as President and Chief Executive Officer of the Corporation since March 1993 and as a director since August 1993. From 1984 until April 1993, he served in various capacities at UNIMED, Inc., a publicly-held pharmaceutical company, including as Chief Executive Officer from January 1989 to April 1992, Chairman from January 1991 to April 1992 and consultant from May 1992 to April 1993.

 George M. Shaw, M.D., Ph.D. has been a director of the Corporation and member of its Scientific Advisory Board since August 1993. Dr. Shaw has served as the Deputy Director and Senior Scientist at the Center for AIDS Research and as Senior Scientist at the Comprehensive Cancer Center at the University of Alabama at Birmingham since July 1988. Dr. Shaw has also held teaching and research positions since 1985 in the Division of Hematology/Oncology (Department of Internal Medicine) at the University of Alabama at Birmingham, where he is currently a Professor of Medicine. Dr. Shaw is also currently a member of the Scientific Advisory Board of the Pediatric AIDS Foundation Ariel Project and an External Advisory Committee Member for the New York University Center for AIDS Research and the University of California at San Francisco Center for AIDS Research.

 Matthew C. Weisman has been a director of the Corporation since May 1992. Since 1983, Mr. Weisman has been the President and Chief Executive Officer of Cobey Corporation, a consulting and private investment company. Mr. Weisman serves as a trustee of the Hebrew Rehabilitation Center for the Aged, a chronic care hospital and geriatric teaching and research facility. Since July 1994 Mr. Weisman has been a director of Orchard Cove, Inc., a Massachusetts continuing care facility providing independent living, assisted-living and skilled nursing facilities.

 Lawrence E. Tilton has been a director of the Corporation since July 1996. Mr. Tilton retired from American Cyanamid Company, a diversified chemical and pharmaceutical company, in December 1994. Since 1960, Mr. Tilton served in various capacities within American Cyanamid, including as President of the Lederle Laboratories Division from December 1993 until his retirement and President, Lederle Consumer Health from December 1990 to December 1993.

                              MEETINGS OF THE BOARD

     During the fiscal year ended December 29, 1996, eight meetings of the Board of Directors were held. Each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he served.

      The Board of Directors has a Compensation Committee, which currently consists of Messrs. Tilton and Currie. The Compensation Committee is responsible for approving (or, at the election of the Compensation Committee, recommending to the Board) compensation arrangements for officers and directors of the Corporation, reviewing benefit plans and administering the Corporation's various stock plans. This Committee held five meetings during the Corporation's last fiscal year.

     The Board of Directors also has an Audit Committee, which currently consists of Mr. Weisman. The Audit Committee is responsible for selecting (or, at the election of the Audit Committee, recommending to the Board) the independent auditors of the Corporation, evaluating the independent auditors, consulting with management, internal auditors and the independent auditors as to the systems of internal accounting controls and reviewing the non-audit services performed by the independent auditors. This Committee met twice during the Corporation's last fiscal year.

     The Board of Directors has no standing nominating committee.


            SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

     The following table provides information as of March 7, 1997 as to (i) each person who is known to the Corporation to be the beneficial owner of more than 5% of the Corporation's voting securities, (ii) each director and nominee, (iii) each of the Named Executive Officers (as defined in "Executive Compensation" below), and (iv) all directors and executive officers as a group.

                                    Amount and
Name and Address of                  Nature of               Percent of
 Beneficial Owner (1)           Beneficial Ownership (1)    Common Stock (2)
----------------------------   ------------------------    -----------------
BancBoston Ventures, Inc. .........  1,184,961                  8.4%
100 Federal Street
Boston, MA 02110

Samuel A. Penninger, Jr.(3)(4).....  1,053,777                  7.4

Warburg, Pincus Counsellors, Inc...  1,009,800                  7.1
466 Lexington Avenue
New York, NY  10017

Harold J. Tenoso Ph.D. (3)(5)......    845,613                  5.6

Essex Investment Management Co., Inc.  780,285                  5.5
125 High Street
South Boston, MA  02110

Timm M. Hurst (6)..................    422,953                  3.0

James F. Sowinski (6)..............    402,777                  2.8

James L. Currie (7)................     51,000                    *

Charles P. Harrison (8)............     38,250                    *

George M. Shaw (9).................     32,100                    *

Matthew C. Weisman (9).............     36,000                    *

Lawrence E. Tilton ................       ---                     *

All executive officers and
directors as a group (consisting
of 12 individuals) (10)              3,751,072                 24.1%


___________

  *   Less than 1%.

(1) This table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names as of March 7, 1997, except as otherwise disclosed in the footnotes to the table, according to information publicly filed or furnished to the Corporation by each of them.

(2) Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of Common Stock of the Corporation outstanding as of March 7, 1997. For purposes of calculating each person's beneficial ownership, any shares subject to options exercisable within 60 days of March 7, 1997 are deemed to be beneficially owned by, and outstanding with respect to, such person.

(3) Addresses are c/o Serologicals Corporation, 780 Park North Boulevard, Suite 110, Clarkston, Georgia 30021.

(4) Includes 612,518 shares held jointly with Mr. Penninger's spouse, and 40,000 shares held in two trusts for certain members of his family and of which his spouse is trustee.

(5) Includes 838,113 shares of Common Stock which Dr. Tenoso has the right to acquire pursuant to options exercisable within 60 days.

(6) Includes 69,900 shares of Common Stock which Messrs. Hurst and Sowinski each have the right to acquire pursuant to options exercisable within 60 days.

(7) Includes 48,000 shares which Mr. Currie has the right to acquire pursuant to options exercisable within 60 days.

(8) Includes 37,500 shares of Common Stock which Mr. Harrison has the right to acquire pursuant to options exercisable within 60 days.

(9) Represents shares which the individual has the right to acquire pursuant to options exercisable within 60 days.

(10) Includes 1,383,249 shares of Common Stock which members of the group have the right to acquire pursuant to options exercisable within 60 days.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth for the fiscal years ended December 29, 1996, December 31, 1995 and 1994, the compensation for services in all capacities to the Corporation of the chief executive officer and the other four most highly compensated executive officers of the Corporation during the fiscal year ended December 29, 1996 (collectively, the "Named Executive Officers"):

                                                           Long Term
                              Annual Compensation        Compensation
                             ----------------------      ------------
                                                  Other    Securities    All
                                                  Annual   Underlying   Other
                               Salary    Bonus    Compen-   Options    Compen-
                                                  sation                sation
Name and Principal
Position                 Year   ($)       ($)      ($)        (#)         ($)
-----------------------  ----   ---       ---      ---        ---         ---

Harold J. Tenoso, Ph.D.  1996  200,000  150,000(1)   (2)      90,000  4,967(3)
President and Chief      1995  200,000   88,000    62,964     36,000  2,310
Executive Officer        1994  197,413  108,000      --      248,238  2,310

Samuel A. Penninger, Jr. 1996  143,049     --        (2)        --    2,889(3)
Chairman of the Board    1995  193,265     --        --         --    2,310
                         1994  193,265     --      80,191       --    2,310

Charles P. Harrison      1996  132,692   75,000(1) 68,545(4) 150,000    522(3)
Vice President,          1995    --        --        --        --        --
Healthcare Services      1994    --        --        --        --        --

Timm M. Hurst            1996  125,000     --                 55,500  4,018(3)
Vice President,          1995  125,000   54,000      --       21,600     --
Sales and Marketing      1994  132,822   65,900      --        --     1,327

James F. Sowinski        1996  125,000     --        (2)      55,500  1,853(3)
Vice President,          1995  125,000   54,000    33,516     21,600  2,263
Operations               1994  119,192   65,900      --        --     1,779


___________

(1) Represents cash bonuses earned in 1996 and paid in 1997.

(2) Excludes amounts which did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(3) Consists of Corporation contributions to the Corporation's 401(k) plan of $356, $1,331, $2,218 and $1,157 for Dr. Tenoso and Messrs. Penninger, Hurst and Sowinski, respectively, and premiums paid for term life insurance of $4,611, $1,558, $522, $1,800 and $696 for Dr. Tenoso and
    Messrs. Penninger, Harrison, Hurst and Sowinski, respectively.

 (4) Consists of $44,670 of relocation expenses and $23,875 of reimbursement for taxes related thereto.


Option Grants in Last Fiscal Year

       The following table sets forth each grant of stock options made during the fiscal year ended December 29, 1996 to each of the Named Executive Officers who received options during such year.

                                   %
                      Number of  of Total                   Potential Realized
                     Securities  Options                     Value at Assumed
                       Under-    Granted                      Annual Rates of
                        lying      to                           Stock Price
                       Options     Emp-                       Appreciation for
                                 loyees   Exercise            Option Term (1)
                       Granted in fiscal   Price  Expiration  5.0%      10.0%
Name                     (#)       Year    ($/sh)    Date     ($)        ($)
----                     ---   ---------   -----     ----     ---        ---

Harold J. Tenoso, Ph.D. 30,000(2)  4.3%   $11.00  1/03/2006  207,535   525,935
                        60,000(3)  8.6%   $12.33  2/27/2006  465,382 1,179,369

Charles P. Harrison    150,000(4) 21.6%   $10.00  1/17/2006  943,342 2,390,614

Timm M. Hurst           18,000(2)  2.6%   $11.00  1/03/2006  124,521   315,561
                        37,500(3)  5.4%   $12.33  2/27/2006  290,864   737,106

James F. Sowinski       18,000(2)  2.6%   $11.00  1/03/2006  124,521   315,561
                        37,500(3)  5.4%   $12.33  2/27/2006  290,864   737,106

___________

(1) Potential realizable values are based on the fair market value per share as determined by the Corporation on the date of the grant and represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The dollar amounts set forth in these columns are the result of calculations at the five percent and ten percent rates set by the Securities and Exchange Commission, and are not intended to forecast possible future appreciation, if any, of the Corporation's Common Stock price. There can be no assurance that such potential realizable values will not be more or less than that indicated in the table above.

(2)  These options were immediately exercisable upon grant.

(3)  These options became fully-vested on February 28, 1997.

(4) These options vest and are exercisable at the rate of 25% of the shares covered by the option on each of the first four anniversary dates of the grant of the option (January 17, 1996).


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values
        The following table sets forth information with respect to (i) each exercise of options by the Named Executive Officers during the fiscal year ended December 29, 1996, (ii) the number of unexercised options held by each of the Named Executive Officers who held options as of December 29, 1996 and
(iii) the value of unexercised in-the-money options as of December 29, 1996.

                                            Number of
                                            Securities
                                            Underlying
                                            Unexercised   Value of Unexercised
                                            Options at        In-the-Money
                    Shares                Fiscal Year End       Options at
                  Acquired on   Value           (#)         Fiscal Year End($)
                    Exercise   Realized     Exercisable/      Exercisable/
    Name              (#)        ($)       Unexercisable     Unexercisable (1)
    ----              ---        ---      --------------      ----------------
Harold J. Tenoso    75,000   $1,128,000   719,238/84,000  $12,444,259/$887,280

Charles P. Harrison   --         --        0/150,000             $0/$1,563,000

Timm M. Hurst         --         --      25,200/51,900       $290,184/$544,498

James F. Sowinski     --         --      25,200/51,900       $290,184/$544,498


___________

(1) Calculated on the basis of the fair market value ($20.42) of the Common Stock as of December 27, 1996, minus the per share exercise price.

Compensation of Directors

        Outside directors are paid $1,000 for each Board and Committee meeting attended and are reimbursed for out-of-pocket expenses in connection with attendance at such meetings. In lieu of receiving cash compensation for serving as a director and a member of the Corporation's Scientific Advisory Board, Dr. Shaw is compensated pursuant to a consulting arrangement in the aggregate amount of $22,500 per annum. Dr. Shaw provides technical and scientific consulting services to the Corporation relating to research and development matters as requested by the Corporation from time to time.

        On August 9, 1995, the Board of Directors adopted the 1995 Non-Employee Directors' Stock Option Plan (the "1995 Director Plan"). Pursuant thereto, Mr. Currie received a lump sum grant of options to purchase 48,000 shares of Common Stock (the "Lump Sum Grant") at an exercise price of $8.50 per share, the fair market value per share of the Common Stock on the date of grant. Dr. Shaw and Mr. Weisman waived their rights to receive such Lump Sum Grant of options under the 1995 Director Plan. Pursuant to the 1995 Director Plan, each person who after the adoption of such plan becomes a non-employee director of the Corporation is automatically granted a Lump Sum Grant on the day after such person's first election to the Board. In addition, the 1995 Director Plan also provides for the automatic grant of options to purchase 3,000 shares of Common Stock on an annual basis to each non-employee director of the Corporation who (or would have, but for the non-employee director having declined Lump Sum Grant) vested in full in their Lump Sum Grant. Options granted under the 1995 Director Plan typically vest over a four year period. The Compensation Committee administers the 1995 Director Plan.

Employment Contracts and Termination of Employment and Change in Control Arrangements

        In connection with the commencement of Dr. Tenoso's employment, the Corporation entered into an employment agreement with him in March 1993 for an initial term of three years and subsequent automatic one-year renewals unless earlier terminated pursuant to the provisions thereof. Such agreement has been automatically renewed through March 1998. Such agreement, as amended in December 1994, provides for a current base salary of $200,000 per annum, participation in all bonus and incentive plans of the Corporation and certain insurance, automobile and relocation allowances and other benefits. In addition, pursuant to such agreement, Dr. Tenoso received options to purchase up to 734,238 shares of Common Stock, 504,000 of which have an initial exercise price of $2.29 per share (of which 75,000 have been exercised) and 230,238 of which have an initial exercise price of $3.67 per share. The exercisability of all such options became vested in accordance with their terms upon the Corporation's initial public offering. In connection with such vesting, the Corporation recognized compensation expense in 1995 of approximately $346,500 ($215,000 net of income taxes). The shares issuable upon exercise of the options are subject to certain registration and anti-dilution rights.

        Dr. Tenoso's agreement further provides that in the event his employment is terminated within six months of a Change of Control or a Constructive Termination, Dr. Tenoso shall receive a payment of 2.99 times his highest annual salary and bonus pursuant to the agreement. "Change of Control" is defined in the agreement as (a) the acquisition by an individual or group other than Dr. Tenoso or a group including him of (i) beneficial ownership of 30% of the Corporation's voting securities or (ii) all or substantially all of the assets of the Corporation, (b) commencement of a tender offer for the Common Stock, or (c) a majority change in the composition of the Board of Directors not approved by the current directors, and a "Constructive Termination" is defined as a change in title or positions, a material diminution in the nature or scope of authorities, powers, functions, duties or responsibilities, or a reduction of 10% or more of compensation and benefits. Such employment agreement provides that Dr. Tenoso shall be entitled to a bonus equal to the largest bonus received by him during the term of the agreement and to his base salary and benefits for the later of the remainder of the term and 12 months from the date of termination in the event his employment is terminated by the Corporation other than for cause (as defined in the employment agreement), death or disability, or by Dr. Tenoso for a constructive termination. Such agreement also contains confidentiality provisions for the period of employment and 12 months thereafter and non-competition provisions for the period of employment and 24 months thereafter.

        In connection with the commencement of Mr. Harrison's employment, the Corporation entered into an employment agreement with him in January 1996 for an initial term of one year and subsequent automatic one-year renewals unless terminated earlier pursuant to the provisions thereof. Such agreement provides for a current base salary of $150,000 per annum (the "Base Salary"), participation in all bonus and incentive plans of the Corporation available to officers and certain insurance, automobile and relocation allowances and other benefits. In addition, pursuant to such agreement, Mr. Harrison received options to purchase 150,000 shares of Common Stock with an initial exercise price of $10.00 per share. Such options vest at the rate of 25% per annum, commencing with the first anniversary of the commencement of Mr. Harrison's employment.

        Mr. Harrison's agreement provides that if, prior to May 5, 1997 his employment is terminated on account of a Constructive Termination or for any reason other than "for cause", Mr. Harrison shall receive payments equivalent to the Base Salary and benefits through such date and for a period equal to six months thereafter. If such employment terminates anytime thereafter, Mr. Harrison shall receive payments equivalent to the Base Salary and benefits for a six-month period. "Constructive Termination" is defined as a change in title or position, a material diminution in the nature or scope of authorities, powers, functions, duties or responsibilities, or a reduction in the Base Salary or the base compensation provided to Mr. Harrison (unless substantially all officers of the Corporation agree to substantially similar percentage reductions in their base compensation). Such agreement also contains non-competition provisions for the period of employment and 24 months thereafter.

        In addition, the Corporation has entered into severance agreements with Messrs. Penninger, Hurst and Sowinski. Each such agreement provides that
(i) in the event of termination of such executive's employment by the Corporation with or without cause at any time before normal retirement age or
(ii) in the event such executive's compensation is reduced or his benefits are materially reduced and he elects to resign, such executive shall be entitled to continue to receive his base monthly salary for a number of months that is equal to the number of years such executive had been employed by the Corporation; provided, however, that the period shall not be shorter than 12 months and shall not be longer than 24 months.

Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee are set forth under "Meetings of the Board" and their relationship to the Corporation is set forth under "Information as to Nominees and Other Directors."

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The compensation committee of the Board of Directors (the
"Compensation Committee") establishes and reviews the Corporation's arrangements and programs for compensating executive officers, including the Named Executive Officers and all arrangements involving stock options. The Compensation Committee is composed entirely of directors who are neither officers nor employees of the Corporation.

 Philosophy and Policy

        The Compensation Committee's policy is to design executive compensation packages that reward the achievement of both the short-term and long-term strategic objectives of the Corporation. Under this approach, the attainment of targeted earnings and other pre-determined short-term goals is compensated through annual cash bonuses, the acceleration of the vesting period of stock options granted to executives, or both. Long-term incentives are provided through the grant of stock options which typically vest over a four year period. Cash bonuses and stock options are awarded in addition to executives' yearly base salaries, which are determined in a manner to be competitive with companies which the Compensation Committee believes are comparable to the Corporation in the Corporation's industry. Salaries for all officers, other than the Chief Executive Officer, are recommended by the Chief Executive Officer to the Compensation Committee for its approval.

        Annual bonus payments, and the acceleration of the vesting period associated with stock options granted to executives, are based primarily on the attainment of pre-determined corporate earnings targets. These earnings targets are recommended by management, approved by Dr. Tenoso and approved by the Corporation's Compensation Committee at the beginning of each fiscal year. Cash bonuses are granted and the vesting period of options will accelerate if the target level of earnings is achieved, and the size of the executive's cash bonus typically increases with the level of earnings growth up to a certain maximum level of bonus. Dr. Tenoso has the discretion, subject to approval of the Compensation Committee, to adjust annual cash bonuses in the event that the achievement of corporate or divisional results do not adequately reflect a participant's effort. The percentage of an eligible executive's salary which may be earned as a bonus varies depending on the individual's position with the Corporation.

        The Compensation Committee believes that, in addition to compensating executives for the long-term performance of the Corporation, the grant of stock options aligns the interest of the executives with those of the Corporation's stockholders. The Compensation Committee determines the recipients of stock option grants and the size of the grants consistent with these principles, based on the individual's position with the Corporation.

 Compensation of the Chief Executive Officer

        Dr. Tenoso's compensation for fiscal year 1996 was determined by an employment agreement entered into in March 1993, and renewed on March 3, 1997. The overall compensation included in the agreement was determined in a manner to be competitive with companies which the Compensation Committee believes are comparable to the Corporation in the Corporation's industry. Pursuant to that agreement, Dr. Tenoso is entitled to participate in any bonus arrangements maintained by the Corporation. Dr. Tenoso recommends a bonus which is, after review and analysis, approved or modified by the Compensation Committee. In February 1997, for 1996, the Compensation Committee approved a cash bonus to Dr. Tenoso of $150,000 and a grant of 46,875 stock options in recognition of the Corporation's recent financial performance and growth.

 Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits the annual tax deduction for applicable remuneration paid to the Corporation's Chief Executive Officer and certain other highly compensated executive officers to $1,000,000. The Compensation Committee does not believe that the compensation to be paid to the Corporation's executives will exceed the deduction limit set by Section 162(m).

                             Compensation Committee

                               Lawrence E. Tilton
                                 James L. Currie


        The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Performance Graph

        The following graph compares the cumulative total stockholder return on Common Stock with the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Stocks Index for the period commencing June 15, 1995 (the date of the Corporation's initial public offering). The graph assumes that the value of the investment in Common Stock was $100 on June 15, 1995 and that all dividends were reinvested. Past performance is not any indication of future performance.

                            Serologicals Corporation
                                Performance Graph

                                    [GRAPH]

Total Return Analysis

                  Peer Group
                   (Nasdaq
                Pharmaceutical     The Nasdaq         Serologicals
 Date               Stocks)       Stock Market        Corporation
--------        --------------    ------------        ------------

 6/15/95            100.00           100.00              100.00
 6/30/95            105.09           103.49               92.39
 9/29/95            131.30           115.95              134.78
12/29/95            153.12           117.37              143.48
 3/29/95            159.08           122.85              239.07
 6/28/96            154.22           132.80              228.07
 9/30/96            158.32           137.61              302.17
12/27/96            151.93           144.55              266.24


                            APPROVAL OF THE PROPOSAL
             TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE
                            AUTHORIZED COMMON STOCK

        The Corporation's Certificate of Incorporation presently authorizes the issuance of 31,000,000 shares of stock, consisting of 1,000,000 shares of Preferred Stock, par value $.01 per share, and 30,000,000 shares of Common Stock, par value $.01 per share. As of March 7, 1997, there were 14,159,900 shares of Common Stock outstanding and 4,858,394 shares were reserved for issuance under the Corporation's compensation plans or upon conversion or exercise of convertible debt or warrants, leaving a balance of 10,991,706 authorized, unissued and unreserved shares of Common Stock. No shares of Preferred Stock are outstanding.

        Because of the limited number of shares of Common Stock available to be issued, the Board of Directors has unanimously approved an amendment of the Certificate of Incorporation, subject to approval by the stockholders, to increase the authorized Common Stock from 30,000,000 to 50,000,000 shares. The Board recommends that the stockholders approve the amendment of Article FOURTH of the Certificate of Incorporation so that, as amended, it shall read as follows:

       "The total number of shares of stock which the Corporation shall have authority to issue is 51,000,000 shares, of which 50,000,000 shares shall be common stock, par value $.01 per share ("Common Stock") and 1,000,000 shares shall be preferred stock, par value $.01 per share ("Preferred Stock")."

     The additional shares of Common Stock, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no pre-emptive rights relating to the Common Stock. If the proposed amendment is approved by the stockholders, it will become effective upon filing a Certificate of Amendment as required by the General Corporation Law of Delaware.

     Although the Corporation has no present plans, agreements, or understandings regarding the issuance of the proposed additional shares, the Board of Directors believes that adoption of the amendment is advisable because it will provide the Corporation with greater flexibility in connection with possible future financing transactions, acquisitions, stock dividends or splits, employee compensation plans, and other proper corporate purposes. Moreover, having such additional authorized shares available will give the Corporation the ability to issue shares without the expense and delay of a special meeting of stockholders. Such a delay might deprive the Corporation of the flexibility the Board views as important in facilitating the effective use of the Corporation's shares. Except as otherwise required by applicable law or stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time, for such purposes, and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by stockholders.

     Since the issuance of additional shares of Common Stock, other than on a pro rata basis to all current stockholders, would dilute the ownership interest of all stockholders, including a person seeking to obtain control of the Corporation, such issuance could be used to discourage a change in control of the Corporation by making it more difficult or costly. The Corporation is not aware of anyone seeking to accumulate Common Stock or obtain control of the Corporation, and has no present intention to use the additional authorized shares to deter a change in control.

     The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is needed to approve the proposed amendment of the Certificate of Incorporation.

Board Recommendation

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in this proxy.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Corporation, upon the recommendation of the Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Corporation for the 1997 fiscal year. Arthur Andersen LLP has served as independent auditors of the Corporation for many years and is considered by management to be well qualified. The Corporation has been advised by the firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Corporation or any of its subsidiaries in any capacity.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of Arthur Andersen LLP as independent auditors.

Board Recommendation

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL. Proxies solicited by the Board of Directors will be so voted unless stockholders specifically specify otherwise in this proxy.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Corporation's executive officers, directors and greater than ten percent beneficial owners are required under the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Corporation. Based solely on the Corporation's review of the copies of such reports it has received, and written representations from its executive officers, directors and greater than ten percent beneficial owners, the Corporation believes that all its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them, except that BancBoston Ventures, Inc. was late in filing one Form 4 relating to the sale of stock in the Company's secondary offering and Lawrence E. Tilton was late in filing one Form 3 related to his initial election to the Board of Directors.

                                 OTHER BUSINESS

     The Board of Directors of the Corporation knows of no other matters to be presented at the Annual Meeting. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                              STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the next annual meeting of the Corporation's stockholders must be received by the Corporation for inclusion in the Corporation's 1998 Proxy Statement and form of proxy on or prior to December 16, 1997.


                     ANNUAL REPORTS AND FINANCIAL STATEMENTS

     The Annual Report to Stockholders of the Corporation for the fiscal year ended December 29, 1996 (the "Annual Report") is being furnished simultaneously herewith. Such Annual Report is not to be considered a part of this Proxy Statement.

     Upon the written request of any stockholder, management will provide, free of charge, a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 29, 1996, including the financial statements and schedules thereto. Requests should be directed to Director, Investor Relations, Serologicals Corporation, 780 Park North Boulevard, Suite 110, Clarkston, Georgia 30021.


                              COST OF SOLICITATION

     The cost of soliciting proxies in the accompanying form has been or will be borne by the Corporation. Directors, officers and employees of the Corporation may solicit proxies personally or by telephone or other means of communications. Although there is no formal agreement to do so, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for any attendant expenses.

                                   ___________


     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.


                                By Order of the Board of Directors,

                                F. Janey Christine

                                Secretary


Dated: March 14, 1997

Clarkston, Georgia


                                   PROXY CARD

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                    With-    For All
                              For   hold     Except
1. ELECTION OF DIRECTORS.    /  /   /  /     /  /
   James L. Currie and Samuel A. Penninger, Jr.

                                        For   Against  Abstain
2. Approval of amendment to Amended     /  /   /  /     /  /
   and Restated Certificate of
   Incorporation.

                                        For   Against  Abstain
3. Ratification of appointment of       /  /   /  /     /  /
   Arthur Andersen LLP as independent
   auditors.

4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the Meeting or any adjournment(s) thereof.

RECORD DATE SHARES:



                        Date:______________
Please be sure to sign and date this proxy.

                                 Check if you intend to attend the Annual / / Meeting of Stockholders.

                                 Mark box at right if comments or address / / change have been noted on the reverse side of card.


_____________________      _____________________
Shareholder sign here      Co-owner sign here
===============================================================================
DETACH CARD

                           SEROLOGICALS CORPORATION

Dear Stockholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of the Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 20, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


Serologicals Corporation


                                     PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            SEROLOGICALS CORPORATION

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 1997, and does hereby appoint Harold J. Tenoso, Ph.D., Russell H. Plumb and F. Janey Christine, or any of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Serologicals Corporation (the "Corporation"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Corporation to be held at 9:00 a.m., local time, on May 20, 1997 at Grand Hyatt Atlanta, Peachtree Street and Piedmont Avenue, Atlanta, GA, and at any adjournment(s) or postponements thereof, hereby revoking all proxies heretofore given with respect to such stock.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED HEREIN, FOR THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.

 PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Has your address changed?                 Do you have any comments?
___________________________               ____________________________
___________________________               ____________________________
___________________________               ____________________________
